Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Current Report on Form 8-K of our report dated February 26, 2010 relating to the financial statements of Northern Future Energy Corp. as of December 31, 2009 and for the period from inception (October 22, 2009) through December 31, 2009.

Q Accountancy Corporation

/s/ Q Accountancy Corporation
Laguna Niguel, California
March 1, 2010

18